Exhibit 99.1

Enveric Biosciences Announces Exercise of Warrants and Issuance of New Warrants in a Private Placement for $1.8 Million Gross Proceeds Priced At-the-Market

CAMBRIDGE, Mass., December 29, 2023 (BUSINESS WIRE) – Enveric Biosciences (NASDAQ: ENVB (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders, today announced it has entered into agreements with certain holders of its existing warrants exercisable for 1,122,000 shares of the Company’s common stock, in the aggregate, to exercise their warrants at a reduced exercise price of $1.37 per share, in exchange for new warrants as described below. The aggregate gross proceeds from the exercise of the existing warrants is expected to total approximately $1.8 million, before deducting financial advisory fees. The reduction of the exercise price of the existing warrants and the issuance of the new warrants was structured as an at-market transaction under Nasdaq rules.

Roth Capital Partners is acting as the Company’s financial advisor for this transaction.

The shares of common stock issuable upon exercise of the warrants are registered pursuant to a registration statement on Form S-3 (File No. 333-257690) which was declared effective by the Securities and Exchange Commission (SEC) on July 9, 2021 and a registration statement on Form S-3 (File No. 333-266579) which was declared effective by the SEC on August 11, 2022.

In consideration for the immediate exercise of the warrants for cash and the payment of $0.125 per share underlying the new warrants, the exercising holders will receive new warrants to purchase shares of common stock in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The new warrants will be exercisable into an aggregate of up to 2,244,000 shares of common stock, at an exercise price of $1.37 per share and have a term of exercise equal to five years. The securities offered in the private placement have not been registered under the Securities Act, or applicable under state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-3 with the Securities and Exchange Commission within 10 days of the closing to register the resale of the shares of common stock underlying the new warrants issued in the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders. Leveraging its unique discovery and development platform, Psybrary™, Enveric has created a robust intellectual property portfolio of new chemical entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic prodrugs of the active metabolite, psilocin. Enveric is developing the first product from the EVM201 Series – EB-373 – for the treatment of psychiatric disorders. Enveric is also advancing its second program, the EVM301 Series, expected to offer a first-in-class, new approach to the treatment of difficult-to-address mental health disorders, mediated by the promotion of neuroplasticity without also inducing hallucinations in the patient. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs in Australia; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its cannabinoid clinical development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Investor Relations

Tiberend Strategic Advisors, Inc.

Daniel Kontoh-Boateng

(862) 213-1398

dboateng@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Casey McDonald

(646) 577-8520

cmcdonald@tiberend.com